Exhibit 99.(p)

LITTLE HARBOR MULTISTRATEGY COMPOSTITE FUND

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT is made as of May 7, 2014 by and between Little Harbor MultiStrategy Composite Fund, a Delaware statutory trust (the “Fund”), and TORMAR Associates, LLC (the “Subscriber”);

WITNESSETH:

WHEREAS, the Fund has registered with the U.S. Securities and Exchange Commission as a “closed-end company,” as such term is defined in Section 5(a)(2) of the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Subscriber wishes to subscribe for and purchase, and the Fund wishes to sell to the Subscriber, 500 shares of beneficial interest of the Fund, no par value (the “Shares”), for a purchase price of $500 per Share.

In consideration of the mutual covenants herein, the Fund and the Subscriber agree as follows:

1.

Subscription. The Subscriber subscribes for and shall purchase from the Fund the Shares for a purchase price of $500 per Share and an aggregate purchase price of $250,000.00 (the “Purchase Price”). The Subscriber shall make payment for the Shares at such time as written demand for payment may be made by an officer of the Fund.

2.

Issuance and Sale. The Fund shall issue and sell the Shares to the Subscriber promptly upon the Fund’s receipt from the Subscriber of an amount equal to the Purchase Price.

3.

Subscriber Acknowledgments. To induce the Fund to accept its subscription and issue the Shares, the Subscriber acknowledges the following:

(a)

The Shares have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or registered or qualified under the securities laws of any state or other jurisdiction;

(b)

The Shares will be sold by the Fund in reliance on an exemption from the registration requirements of the Securities Act;

(c)

The Fund’s reliance upon an exemption from the registration requirements of the Securities Act is predicated in part on the Subscriber’s representations, warranties, acknowledgments and agreements contained in this Subscription Agreement;

(d)

When issued, the Shares will be “restricted securities” as defined in Rule 144(a)(3) under the Securities Act (“Rule 144”), and may not be sold or transferred by the Subscriber unless they are subsequently registered under the Securities Act or unless an exemption from such registration is available;

(e)

Any certificate representing any or all of the Shares subscribed for may bear a legend substantially in the following form:

The shares represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933, as amended, or any other federal or state securities law. These shares may not be offered for sale, sold or otherwise transferred unless registered under said securities laws or unless some exemption from registration is available; and

(f)

There currently do not appear to be any exemptions from the registration provisions of the Securities Act available to the Subscriber for resale of the Shares; provided, however, that with the passage of time, certain exemptions may possibly become available, including an exemption for limited sales in accordance with the conditions of Rule 144.

The Subscriber understands that a primary purpose of the information acknowledged in subparagraphs (a) through (f) above is to put the Subscriber on notice as to restrictions on the transferability of the Shares.

4.

Representations and Warranties; Consents. To further induce the Fund to accept the Subscriber’s subscription of the Shares, the Subscriber:

(a)

Represents and warrants to the Fund that the Shares subscribed for are being and will be acquired for investment for its own account and not on behalf of any other person or persons and not with a view to, or for sale in connection with, any public distribution thereof; and

(b)

Consents, as the sole holder of the Fund’s shares of beneficial interest and pursuant to Section 23(b)(2) of the 1940 Act, to the issuance by the Fund of common shares of beneficial interest, no par value, at a price per share as set forth in the registration statement relating to the public offering of such shares.

5.

Binding Agreement; Counterparts. This Subscription Agreement and all of its provisions shall be binding upon the legal representatives, heirs, successors and assigns of the parties hereto. This Subscription Agreement may be signed in one or more counterparts, each of which shall be deemed to be an original.

6.

Assignment/Amendment. No assignment of this Agreement shall be made without the prior written consent of the other party. Neither party may amend this Agreement or rescind any of its existing provisions without the prior written consent of the other party.

8.

Governing Law. This Subscription Agreement shall be deemed to have been made in the State of Delaware and shall be construed, and the rights and liabilities determined, in accordance with the law of the State of Delaware, without regard to the conflicts of laws rules of such jurisdiction. In the event of a dispute between the parties relating to this Subscription Agreement, the parties agree to the non-exclusive jurisdiction of the courts of Delaware.

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IN WITNESS WHEREOF, this Subscription Agreement has been executed by the parties hereto as of the day and date first above written.

LITTLE HARBOR MULTISTRATEGY COMPOSITE FUND

By:  /s/ M.C. Moses Grader

Name:  M.C. Moses Grader

Its:  Sole Trustee

TORMAR ASSOCIATES, LLC

By:  /s/ John Tormondsen

Name: John Tormondsen,

Its: Manager

By:  /s/ Ron Marks

Name: Ron Marks,

Its: Manager